Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 18, 2026 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.096470 per unit, payable on June 29, 2026, to unitholders of record on May 29, 2026. Marine’s 2025 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.096470 per unit is lower than the $0.101614 per unit distributed last quarter. The volume of oil produced decreased when compared to the previous quarter, while the natural gas produced increased. Prices realized for oil decreased, while natural gas increased when compared to the last quarter. This distribution is lower than the $0.110983 per unit distributed in the comparable quarter in 2025. As compared to the same quarter in 2025, there was a decrease in the volume of natural gas, while oil produced increased. As compared to the same quarter in 2025, prices realized for oil decreased while natural gas has increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Nancy Willis
Director of Royalty Trust Services
Argent Trust Company, Trustee
Toll Free – 1.855.588-7839